Exhibit 23.1

We consent to the incorporation by reference in Registration Statement No. 333-160925 on Form S-8, of our report relating to the financial statements and supplemental schedule of Pentair, Inc. Retirement Savings and Stock Incentive Plan dated June 28, 2011 (which expresses an unqualified opinion and includes an explanatory paragraph relating to the change in the Pentair, Inc. Retirement Savings and Stock Incentive Plan’s presentation of participant loans), appearing in this Annual Report on Form 11-K of Pentair Inc. Retirement Savings and Stock Incentive Plan for the year ended December 31, 2010.

Minneapolis, Minnesota
June 29, 2011